Exhibit 99.5

Penn Virginia Resource Partners, L.P.
Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Stephen R. Milbourne

 Director - Investor Relations

 Phone: 610-975-8204

 E-Mail: invest@pvrpartners.com

PVR PARTNERS ANNOUNCES PROPOSED PRIVATE PLACEMENT OF

$450 MILLION OF SENIOR NOTES DUE 2020

RADNOR, PA – May 7, 2012 . . . Penn Virginia Resource Partners, L.P. (NYSE: PVR) (“PVR”) today announced that it intends to commence a private offering to eligible purchasers, subject to market and other conditions, of $450 million aggregate principal amount of senior notes due 2020. The notes will be fully and unconditionally guaranteed by PVR’s existing and future domestic restricted subsidiaries, subject to certain exceptions. PVR intends to use up to $220 million of the net proceeds from the offering to fund a portion of the purchase price for its previously announced pending acquisition of Chief Gathering LLC and the remainder of the net proceeds to repay a portion of the borrowings outstanding PVR’s revolving credit facility.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. Any offers of the notes will be made only by means of a private offering memorandum.

PVR plans to offer and sell the notes and related guarantees only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act.

These securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws or blue sky laws and foreign securities laws.